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                                                                     EXHIBIT 2.2

DEED OF VARIATION dated 4th April 2003

PARTIES:

(1) FALCON INTERNATIONAL INVESTMENT HOLDINGS LLC, a Delaware limited liability company whose head office is c/o Michael Mead, sole manager, 8600 W. Bryn Mawr Ave., Suite 700-N, Chicago, Illinois 60631-3505, USA (SHAREHOLDER); and

(2) SEROLOGICALS RESEARCH PRODUCTS, INC, a company incorporated in Delaware, USA whose head office is at 5655 Spalding Drive, Norcross, Georgia 30092, USA (SEROLOGICALS).

INTRODUCTION:

(A) The Shareholder and Serologicals entered into an agreement on 11 February 2003 (the EUROPEAN PURCHASE AGREEMENT) pursuant to which the Shareholder agreed sell the Shares (as the same is defined in the European Purchase Agreement) to Serologicals, and Serologicals agreed to purchase the Shares, upon the terms and subject to the conditions of the European Purchase Agreement.

(B) The Shareholder and Serologicals have agreed to amend, vary and modify the European Purchase Agreement in the manner set out below.

IT IS AGREED as follows:

1. Words and expressions defined in the European Purchase Agreement shall, unless the context otherwise requires, have the same meanings where used in this Deed.

2. References in this Deed to clauses, paragraphs, schedules and appendices are to clauses, paragraphs, schedules and appendices of the European Purchase Agreement.

3. The European Purchase Agreement shall be amended, varied and modified with the effect that the amendments, variations and modifications set out in this Deed shall be deemed to have been incorporated in the European Purchase Agreement with effect from the date of execution of the same.

4.       Clause 2.1 shall be amended, varied and modified so as to read:

                  "Subject to Completion taking place in accordance with the terms and conditions of this Agreement, the Shareholder shall be treated as having sold and Serologicals shall be treated as having purchased the Shares on the terms and subject to the conditions of this Agreement with effect from the Prior Effective Time."

5.       Clause 2.7 shall be amended, varied and modified so as to read:

                  "Subject to Completion taking place and for so long after Completion as it remains the registered holder of any of the Shares, the Shareholder shall with effect from the Prior Effective Time be treated as having held them and

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                  any distributions, property and rights deriving from them in trust for Serologicals and shall deal with the Shares and any distributions, property and rights deriving from them as Serologicals directs."

6.       The following provision shall be inserted as a new Clause 2.8:

                  "Subject to Completion taking place and to the provisions of Clause 2.9, the Shareholder shall be deemed to have carried on the business of the Company since the Prior Effective Time as the agent and at the risk of Serologicals which shall be entitled to all profits and be liable for all trading losses sustained and outgoings incurred or payable in connection with the Company in the Ordinary Course of Business as from the Prior Effective Time. No additional consideration for the Shares shall be payable pursuant to this Agreement in respect of any profits of the Company from the Prior Effective Time to the date of Completion and no reduction in the consideration for the Shares shall be made pursuant to this Agreement in respect of any losses of the Company since the Prior Effective Time."

7.       The following provision shall be inserted as a new Clause 2.9:

                  "The provisions of Clause 2.8 shall not adversely affect, limit or prejudice, or constitute a waiver of any right or remedy of either Serologicals or the Shareholder in relation to any claim which either may have against the other in respect of any breach of any of the Warranties or any of the other provisions of this Agreement."

8. Clause 6.1 shall be amended, varied and modified so that the following words shall be inserted at the end of Clause 6.1:

                  "For the avoidance of doubt and notwithstanding the date that Completion takes place pursuant to this Clause 6, the Shareholder and Serologicals agree and acknowledge that, in accordance with the provisions of Clause 2, the sale and purchase of the Shares shall be treated as having effect from the Prior Effective Time."

9. The following additional definition shall be inserted into the Appendix to the European Purchase Agreement:

                  "PRIOR EFFECTIVE TIME means 00.01 a.m. on 1 April 2003;"

10. The definition of US Securities Purchase Agreement in the Appendix to the European Purchase Agreement shall be amended, varied and modified so as to read:

                  "AMENDED & RESTATED US SECURITIES PURCHASE AGREEMENT means the amended and restated agreement dated the same date as this Agreement between the Shareholder and Serologicals for the acquisition by Serologicals of the entire issued share capital of Chemicon Inc. (which, for the avoidance of doubt, amends and restates the agreement dated 11 February 2003 between the Shareholder and Serologicals for the acquisition by Serologicals of the entire issued share capital of Chemicon Inc.);"

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         and all other references in the European Purchase Agreement to the US
         Securities Purchase Agreement shall be deemed to be references to the Amended & Restated US Securities Purchase Agreement.

11. The following words shall be inserted at the end of paragraph 2.3 of the Appendix to the European Purchase Agreement:

                  "(and any references to the 'European Purchase Agreement' in either the US Securities Purchase Agreement, the Amended & Restated US Securities Purchase Agreement, the Indemnification Agreement or any documents entered into pursuant to the same shall be deemed to be references to the European Purchase Agreement as amended, varied and modified pursuant to the Deed of Variation entered into by the Shareholder and Serologicals on 4 April 2003;"

12. For the avoidance of doubt, all variations specified in this Deed shall be deemed to amend, vary and modify mutatis mutandis all or any other clauses, paragraphs, defined terms and cross-references included in the European Purchase Agreement.

13. The European Purchase Agreement, as varied by this Deed, shall remain in full force and effect.

14. This Deed may be executed in any number of counterparts and all the counterparts when taken together will constitute one Deed. Each party may enter into this Deed by executing a counterpart.

15.      This Deed shall be governed by the laws of England.

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EXECUTED by the parties as a Deed on the date specified at the beginning of this document.

EXECUTED as a Deed by                    )      /s/ Harold W. Ingalls
SEROLOGICALS RESEARCH                    )
PRODUCTS, INC and signed by [its]        )      /s/ Jeffrey D. Linton
[two] duly authorised officer[s] on its  )
behalf

EXECUTED as a Deed by                    )      /s/ Michael R. Mead
FALCON INTERNATIONAL                     )          Michael R. Mead
INVESTMENT HOLDINGS                      )
LLC acting by its duly authorised        )
sole manager on its behalf

in the presence of:

Name of Witness: Jeffrey C. Joy

Signature of Witness: /s/ Jeffrey C. Joy

Address: 18300 Von Karman Suite 850 Irvine, CA 92612

Occupation Attorney

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